Exhibit 10.2 Letter Agreement

[CHEMBIO LETTERHEAD]

March 28, 2006

Mr. Robert Hoyt
Crestview Capital Master, LLC

Re: Securities Purchase Agreement dated as of January 26, 2005 among Chembio Diagnostics, Inc. (“Chembio”), Crestview Capital Master, LLC (“Crestview”), and other purchasers (the “Agreement”)

Dear Bob:

The purpose of this letter is to confirm our understandings regarding the purchase by Crestview of additional securities of Chembio pursuant to the Agreement. Capitalized terms in this letter that are not otherwise defined herein have the same meanings given to such terms in the Agreement. A First Closing was held in 2005 in which Crestview purchased $3,000,000 of Preferred Stock and Warrants. Pursuant to Section 2.1(b) of the Agreement, Crestview is obligated to purchase an additional $1,000,000 of Preferred Stock and Warrants in a Second Closing upon notice from Chembio that Chembio, as of any fiscal quarter of 2005: (1) achieved at least $5,000,000 in aggregate contract revenues; and (2) has annualized growth profits of at least $2,250,000. This will confirm that Chembio and Crestview have agreed that these conditions have been satisfied and that Crestview is aware of the rationale used by Chembio in the calculations as set forth in Exhibit A.

The shares of Common Stock underlying the Preferred Stock and the Warrants to be issued to you in connection with this transaction are entitled to registration rights pursuant to a Registration Rights Agreement entered into in connection with the Agreement. In connection with this Second Closing, and in order to avoid a costly and detrimental expense at this time, we ask that you waive all registration rights relating to the securities purchased in this Second Closing. We plan to complete a new round of financing within the next few months, and we will include (piggyback) the resale of the Common Stock underlying the Preferred Stock and Warrants purchased by you in the Second Closing in our next registration statement.

In connection with this Second Closing, you also confirm that Crestview has had the opportunity to: (i) discuss Chembio’s business, management and financial affairs with management of Chembio; (2) ask questions of, and receive answers from, management of Chembio regarding the terms and conditions of this investment; and (3) review all reports filed by Chembio with the SEC since January 2005.

We also appreciate your agreement to close this transaction on March 29, 2006. Upon receipt of a signed copy of this letter from Crestview and a wire payment to us in the amount of $1,000,000 (wire instructions are attached in Schedule A), we will cause to be registered in the name of Crestview and delivered to Crestview: (1) a stock certificate representing 20 shares of Preferred Stock, and (2) a warrant certificate in the form set forth in the Agreement, representing a warrant to purchase 1,557,377 shares of Common Stock at an exercise price of $.61 per share for a period of five years.

Should you have any questions regarding this matter, please contact us. We appreciate your cooperation in promptly completing this transaction.

Very Truly Yours,

CHEMBIO DIAGNOSTICS, INC.

By:__________________________
Richard J. Larkin, Chief Financial Officer

AGREED AND ACKNOWLEDGED:

CRESTVIEW CAPITAL MASTER, LLC

By:_______________________________
Robert Hoyt, Authorized Signatory

Dated as of March 28, 2006